EXHIBIT 99

TRICON GLOBAL RESTAURANTS VIEWS FILING OF AMERISERVE PLAN
OF REORGANIZATION AS SIGNIFICANT STEP TOWARD POSITIVE
BANKRUPTCY RESOLUTION

LOUISVILLE, KY (SEPTEMBER 14, 2000) - Tricon Global Restaurants, Inc. (NYSE: YUM) announced today that it views yesterday's filing of a proposed plan of reorganization by AmeriServe Food Distribution, Inc. in U.S. Bankruptcy Court as a significant step in the ultimate transition of AmeriServe's U.S. distribution business to McLane Company, Inc. As previously announced, AmeriServe has reached a definitive agreement, subject to certain conditions, to sell its U.S. distribution business to McLane. AmeriServe is currently the principal distributor of supplies to KFC, Pizza Hut and Taco Bell corporate and franchised restaurants in the United States.

"This is a very important milestone in the resolution of the AmeriServe bankruptcy and the transition process to McLane," said David Novak, Chief Executive Officer of Tricon Global Restaurants. "We have worked closely with our franchise community and purchasing cooperative to find a positive solution to the AmeriServe bankruptcy. We are pleased the sale to McLane will lead to better service from a well-capitalized partner and, going forward, will not have a significant, long-term economic impact on Tricon. A positive resolution to the AmeriServe bankruptcy is now close at hand," Novak added.

As part of the proposed plan of reorganization, Tricon will fund certain amounts to AmeriServe to facilitate a global settlement with holders of allowed secured and administrative priority claims in the bankruptcy. In exchange, Tricon will receive the proceeds from AmeriServe's remaining inventory, accounts receivable and certain other assets, which will be primarily realized over the next twelve months. The plan of reorganization also provides for the dismissal of the legal action previously filed by AmeriServe against Tricon seeking payment of approximately $101 million in distribution fees for services rendered by AmeriServe prior to the bankruptcy filing. Tricon has previously accrued for, but withheld payment of these fees.

Through the end of the second quarter of this year, Tricon had incurred an unusual charge of $67 million relating to funding provided to AmeriServe under a debtor-in-possession revolving credit facility and certain collateral guarantee obligations to the secured lenders of AmeriServe. These items are described in Tricon's Form 10-Q filed for the quarter ended June 10, 2000. Tricon expects to take additional one-time charges in the third and fourth quarter of this year as the final plan of reorganization is implemented. Based on currently available information, Tricon expects that its total future net exposure in connection with the AmeriServe bankruptcy will be in the range of $80 million to $100 million. This amount includes the positive financial impact from recovery on the assets received from AmeriServe and the $101 million in distribution fees retained by Tricon, as described above. It is expected that these additional expenses will be reflected as unusual charges.

It is Tricon's current expectation that the sale of AmeriServe's U.S. distribution business to McLane will be completed during the fourth quarter of this year. The plan of reorganization is subject to confirmation by the creditors of AmeriServe, and approval by the U.S. Bankruptcy Court.

Tricon is the world's largest restaurant company in terms of system units, with more than 30,000 restaurants in over 100 countries and territories. Tricon's three brands, KFC, Pizza Hut and Taco Bell, are the global leaders of the chicken, pizza and Mexican restaurant categories, respectively. Total worldwide system sales were nearly $22 billion in 1999.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, business viability of our key distributor and franchise operators, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.